UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 5, 2005

Guilford Pharmaceuticals Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-23736	52-1841960
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6611 Tributary Street, Baltimore, Maryland		21224
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	410-631-6300

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

(a) On April 5, 2005, the Compensation Committee (the "Committee") of the Board of Directors of Guilford Pharmaceuticals Inc. (the "Company") adopted an Employee Retention Plan that provides for the payment of retention bonuses to certain employees of the Company who are, in the opinion of the Committee, important to the implementation of the Company’s business strategy announced on April 6, 2005. These employees will be paid their retention bonuses if they continue their employment with the Company through December 6, 2005, for employees of the Company who are not executives and through April 6, 2006, for employees who are executives. The amount of bonus each key employee may receive under the plan will be between 10% and 25% of that employee’s annual salary as of April 6, 2005. In addition to any retention bonus paid, certain executive participants in the plan will be eligible to receive an amount equal to 50% of their annual incentive target bonus if these executives achieve 100% of their target bonus under the Company’s 2005 incentive bonus plan. The plan also provides that participants will be eligible to receive grants of restricted stock units under the Company’s 2002 Stock Award and Incentive Plan, subject to shareholder approval of an increase in the number of shares available for grant under the 2002 plan. If a participant's employment is terminated by the Company without cause prior to the end of the performance period designated by the plan, the employee would still be entitled to his or her retention bonus. If a participant terminates his or her employment with the Company voluntarily, he or she will not be entitled to any portion of the retention bonus payment. Upon a change of control of the Company, participants will receive their retention bonuses on an accelerated basis. Approximately 48 employees of the Company have initially been designated by the Committee as participants in the plan. The following are the retention bonuses and restricted stock unit grants for each of the persons named in the Company’s 2005 proxy statement as "Named Executive Officers": William F. Spengler (Executive Vice President and Chief Financial Officer), retention bonus of $91,000, and 18,000 RSUs, William C. Vincek, Ph.D. (Senior Vice President, Development), retention bonus of $66,500, and 12,000 RSUs. A copy of the plan is attached hereto as Exhibit 10.1.

(b) Also on April 5, 2005, the Committee adopted a plan to provide cash incentive compensation to the Company’s full-time employees, including the Company’s Named Executive Officers (but not including the Company’s Chief Executive Officer, or sales employees). Payments under the plan (which is referred to hereafter as the "2005 Incentive Plan") are, in all cases, subject to the discretion of the Committee, and will be based primarily on the Company’s meeting certain financial and operational performance objectives in 2005.

Payments under the 2005 Incentive Plan will be made from a bonus pool that will be established by the Committee. An individual award for a non-officer employee will be based upon a combination of the employee meeting his or her personal objectives and the Company meeting its 2005 performance objectives. The accomplishment of personal objectives is weighted more heavily for rank and file employees than for management employees. Awards for the Company’s vice presidents, senior vice presidents and executive vice president will be based only on the accomplishment of the Company’s 2005 performance objectives.

Each employee is targeted to receive a percentage of his or her base annual salary as a cash incentive payment under the 2005 Incentive Plan. That percentage may be lowered or increased based upon the extent to which the Company achieves its 2005 performance objectives and, if applicable, the employee achieves his or her personal objectives. In order to receive any cash incentive payment, a minimum of 75% of the year’s objectives must have been attained. At this threshold, an employee would receive 50% of his or her target cash incentive payment. If 125% of the year’s objectives are attained, then the cash incentive payment would be 150% of an employee’s target.

The Company’s 2005 performance objectives are related to the financial and operational performance of the Company.

Employees who have not commenced employment with the Company as of January 1, 2005 are entitled to a pro rata cash incentive payment based upon the date that the employee joins the Company as follows: (1) if employment commences prior to July 1, then the employee is entitled to 100% of his or her incentive payment; (2) if employment commences between July 1 and October 1, then the employee is entitled to 50% of his or her incentive payment; and (3) if employment commences after October 1, then the employee is not entitled to participate in the 2005 Incentive Plan.

Additionally, in order to be entitled to a cash incentive payment under the 2005 Incentive Plan, an employee must be actively employed by the Company at the time that the payment is made (which is presently expected to be made during January 2006).

Item 2.06. Material Impairments.

On April 5, 2005, Guilford Pharmaceuticals Inc. (the "Company") concluded that its Aggrastat® Injection intangible and other related assets (the "Aggrastat Assets") were not strategic to the Company's long-term business strategy. As a result, the Company intends to pursue other alternatives for the Aggrastat Assets including but not limited to selling, divesting, partnering, licensing, or other similar type of arrangement. At this time, the Company is unable to determine the non-cash impairment charge to reduce the carrying value of the Aggrastat Assets to fair value.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibit

Exhibit 10.1 - Guilford Pharmaceuticals Inc. Employee Retention Plan

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Guilford Pharmaceuticals Inc.

April 11, 2005	By:	Asher M. Rubin

Name: Asher M. Rubin
Title: Senior Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

10.1	Guilford Pharmaceuticals Inc. Employee Retention Plan